Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Stephen C. Kircher, CEO	Ted Haberfield, Vice President
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 775-2716
thaberfield@hcinternational.com
Solar Power, Inc. Announces Fourth Quarter and Year-
End 2007 Results
2007 Revenue Reaches Record $18.1 Million, up 314% year-over-year, with 4Q Revenues of $4.7 Million
ROSEVILLE, Calif.—March 25, 2008 — Solar Power, Inc. (OTCBB:SOPW), a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems for commercial, public and residential customers in the United States today announced results for the fourth quarter and year ended December 31, 2007.
“We continued to experience solid growth as evidenced by our ability to win new business and deliver measureable revenue growth during our first year of full operations,” said Steve Kircher, CEO of Solar Power, Inc. “Our 2007 revenue more than quadrupled the prior year. The pipeline of business opportunities remains strong as we continue to expand our commercial and residential customer base,” added Mr. Kircher. “Backed by the expertise of an experienced, diverse and complete management team, we are well positioned to capitalize on what we believe is the beginning of a long-term, secular growth opportunity in solar energy.” Mr. Kircher concluded, “Our established brand and vertically integrated model, coupled with the introduction of our YES! Solar Solutions franchise provides multiple avenues for growth in the coming years.”
Recent Company Highlights:
•	For the full year of 2007 revenues increased 314% to $18.1 Million

•	In December 2007, completed a private placement with net proceeds of approximately $11 million.

•	Added key senior management creating one of the strongest teams in the industry

•	China factory produced initial 2 1/2 megawatts with very high process yields

•	Completed several installations of both commercial and residential systems

•	In March, 2008 executed the first Yes! Solar Solutions franchise agreement to serve Orange County, CA. The franchise business is a cornerstone for further expansion of growth.

•	Completed engineering designs and began wind testing of the Skymount racking system and have other proprietary products under development.
Fourth Quarter of 2007 Results:
Net sales for the fourth quarter of 2007 were $4.7 million, an increase of 224%, compared to $1.5 million in net sales in the fourth quarter of 2006. Growth in the fourth quarter reflects higher volume of commercial and residential installations.
Gross profit for the fourth quarter 2007 was $354 thousand, or 7.5% of sales, compared to $208 thousand, or 14.3% of sales, in the fourth quarter of 2006. On a year-over-year basis, the decline in gross margin reflects costs associated with building manufacturing and installation infrastructure.
Operating expenses for the fourth quarter of 2007 grew to $3 million (64% of sales) compared to $1.9 million (130% of sales) for the same period last year as the company significantly expanded its infrastructure during the year to support its growth plans. Net loss for the fourth quarter of 2007 was $2.7 million, compared to a net loss of $1.7 million, in the fourth quarter of 2006.
Year End 2007 Results:
For the year ended December 31, 2007, the company reported net sales of $18.1 million, an increase of 314% over net sales of $4.4 million for 2006. Gross profit was $2.1 million, or 11.7% of sales compared to gross profit of $1.5 million, or 33.9% of sales in 2006. The decrease in the gross profit margin reflects costs associated with building manufacturing and installation infrastructure.
Operating expenses were $9.4 million or 52% of sales, compared to $3.5 million or 80% of sales for 2006. Net loss for 2007 was $7.2 million, or $0.22 per basic and diluted share, compared to a net loss of $2.1 million, or $0.11 per basic and diluted share, in 2006.
Balance Sheet:
Cash and cash equivalents at December 31, 2007 were $6.8 million. Common shares outstanding at December 31, 2007 were 37,523,263. Accounts receivable were $5.4 million and costs and estimated earnings in excess of billings were $2.2 million at year end. Inventory grew to $6.9 million as we placed nearly a megawatt of solar panels into inventory in the 4th quarter.
2008 Guidance:
The Company previously issued revenue guidance of $60 million for 2008. On March 17th, 2008, the Company announced that the Santa Rosa City School District (“SRCSD”)

deferred a vote on whether to proceed with a project designed to place more than 3 megawatts of on-site solar electricity production at 10 of the district’s 30 schools. The SRCSD contract represents a component of Solar Power’s 2008 guidance and the SRCSD Board is set to vote on an amended contract this week. Depending on the outcome, the company will update revenue guidance, if necessary.
Conference Call Information:
The conference call will take place at 4:30pm EDT on Tuesday, March 25, 2008. Interested participants should call 1-800-762-7141 when calling within the United States or 1-480-248-5081 when calling internationally.
A playback will be available through April 1, 2008. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 3856063 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00004C96, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through April 1, 2008.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. With a state of the art manufacturing facility in Shenzhen, China, Solar Power Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing retail distribution network. For more information visit the Company’s website at www.solarpowerinc.net.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
SUMMARY FINANCIAL DATA
BALANCE SHEET
As of December 31, 2007
(in thousands, except for share data)

ASSETS
Current assets:
Cash and cash equivalents
Cash and cash equivalents	$6,840
Accounts receivable, net of allowance for doubtful accounts of $48	5,353
Costs and estimated earnings in excess of billings on uncompleted contracts	2,208
Inventories, net	6,945
Prepaid expenses and other current assets	967
Restricted cash	800

Total current assets	23,113

Other non-current assets
Goodwill	435
Restricted cash	1,395
Property, plant and equipment at cost, net	2,066

Total assets	$27,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,957
Accrued liabilities	2,063
Line of credit	931
Income taxes payable	88
Billings in excess of costs and estimated earnings on uncompleted contracts	3
Loans payable and capital lease obligations	342

Total current liabilities	8,384
Loans payable and capital lease obligations, net of current portion	655
Total liabilities	9,039

Commitments and contingencies	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at December 31, 2007	—
Common stock, par $0.0001, 100,000,000 shares authorized 37,573,263 shares issued and outstanding at December 31, 2007	4
Additional paid in capital	27,404

Accumulated deficit	(9,438)

Total stockholders’ equity	17,970

Total liabilities and stockholders’ equity	$27,009

SOLAR POWER, INC.
SUMMARY FINANCIAL DATA
INCOME STATEMENT
For the Years Ended December 31, 2007 and 2006
(in thousands)

	2007	2006

Net sales	$18,144	$4,381
Cost of goods sold	16,030	2,894

Gross profit	2,114	1,487

Operating expenses:
General and administrative	6,982	2,307
Sales, marketing and customer service	2,254	1,179
Product development	199	—

Total operating expenses	9,435	3,486

Operating loss	(7,321)	(1,999)

Other income:
Interest expense	(106)	(90)
Interest income	286
Other income	8	16

Total other income (expense)	188	(74)

Loss before income taxes	(7,133)	(2,073)

Income tax expense	61	56

Net loss	$(7,194)	$(2,129)

Net loss per common share:
Basic and diluted	$(0.22)	$(0.11)

Weighted average number of shares, basic and diluted	32,930,129	19,213,667